Independent Auditors' Consent

American Century Capital Portfolios, Inc.:

We  consent  to the  use  in  Post-Effective  Amendment  No.  9 to  Registration
Statement No. 33-64872 of our report dated November 26, 1997 for American Century Real Estate Fund (the "Fund), one of the funds comprising American Century Capital Portfolios, Inc., included in the Annual Report to Shareholders of the Fund for the year ended October 31, 1997, and incorporated by reference in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the caption "Financial Highlights" appearing in the Prospectuses, which also are a part of such Registration Statement.

/*/Deloitte & Touche LLP
Deloitte & Touche LLP


Kansas City, Missouri
February 13, 1998